VANIR
Group of Companies, Inc.

4540 Duckhorn Drive / Suite 200
Sacramento, CA 95834
TEL 916.419.2403
FAX 916.419.2407
www.vanir.com

February 15, 2011

Charles D. Fite
Chairman of the Board
American River Bankshares
3100 Zinfandel Drive, Suite 450
Rancho Cordova, CA 95670

Dear Chairman Fite and Members of the Board of Directors:

Please accept my resignation from the Board of Directors effective May 18, 2011. It has been my privilege to serve with such a distinguished group of industry leaders and ARB's fine executive team. I am proud of American River Bank's legacy as the premier community bank for customer service in our region.

Please know that my decision is based on personal related reasons and not due to any disagreement with the Company, its operations, policies or practices.

Sincerely,

Dorene C. Dominguez
President